Exhibit (d)(8)

Life Home Office: 3120 139th Ave SE Suite 300, Bellevue, WA 98005 / 1-800-238-9671

A STOCK COMPANY

Insured JOHN A DOE	001234567V Policy Number

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE POLICY

In the Entire Policy Contract, references to the Policy Owner will be stated as “You” and “Your” and references to Farmers New World Life Insurance Company will be stated as “Us”, “We”, and “Our.”

In consideration of the application and payment of sufficient premiums, We insure the person named above as the Insured in accordance with the provisions of this policy and We will pay the Death Benefit Amount Payable in the manner provided in the section titled Payment of Death Benefit.

This policy’s initial Face Amount, the amount and frequency of the Planned Premium Payment, and other policy data are shown on the Policy Specifications page.

The amount of the Death Benefit and the number of years this policy remains In Force may increase or decrease as described in this policy, depending on the investment experience of the Subaccounts.

This policy’s Contract Value may increase or decrease daily depending on the investment experience of the Subaccounts. There is no guaranteed minimum Contract Value.

NOTICE OF YOUR RIGHT TO RETURN THIS POLICY

RIGHT TO EXAMINE PERIOD: You may cancel this policy at any time within 10 days after You receive it by delivering or mailing it along with a signed request for cancellation to Our Home Office at the address listed above. Your cancellation request will void this policy from the beginning and the parties shall be in the same position as if no policy had been issued. We will refund the greater of all premiums You paid for this policy or the Contract Value on the date We receive the returned policy at Our Home Office.

/s/ Diane C. Davis Diane C. Davis President /s/ Garrett B. Paddor Garrett B. Paddor Secretary Farmers New World Life Insurance Company

2007-034 NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE, MATURITY AT AGE 121.

04310

THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND US. READ YOUR POLICY CAREFULLY.

ALPHABETIC GUIDE TO YOUR POLICY

PAGE
Accumulation Unit Value	11

Annual Report	19

Assignments	5

Beneficiary	5

Cash Surrender Value	14

Change of Death Benefit Option	18

Changes in Face Amount	18

Conformity to State Laws	4

Continuation of Coverage	9

Contract Value	9

Cost of Insurance Charge	12

Death Benefit	5

Death Benefit Amount Payable	6

Death Benefit Options	6

Entire Policy Contract	3

Fixed Account	9

General Provisions	3

Grace Period	8

Incontestability	3

Loan Account	16

Maturity	16

Minimum Premium	8

Misstatement of Age or Gender	4

Monthly Administration Charge	13

Monthly Deduction	11

Monthly Underwriting and Sales Expense Charge	13

Mortality and Expense Risk Charge	11

Nonparticipating	4

Ownership	4

Payment of Death Benefit	5

Policy Changes	18

Policy Loan	16

Policy Specifications	Last Page of Policy

Policy Values	9

Premium Payments – Planned and Unplanned	7

Reinstatement	8

Settlement Privileges	20

Subaccount Policy Value	10

Subaccounts	10

Suicide	4

Surrender Charge	14

Surrender	16

Transfer Privilege	19

Variable Account	10

ADDITIONAL BENEFITS

The additional benefits, if any, shown on the Policy Specifications page are described in the riders and endorsements that follow the Settlement Privileges section.

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DEFINITIONS

This section provides definitions for capitalized terms not defined or explained elsewhere in the Entire Policy Contract.

Assignment	An agreement under which You transfer some or all of Your ownership rights to another party, who is called the Assignee.

Attained Age	The sum of the Issue Age plus the number of Policy Years completed since the Issue Date.

Evidence of Insurability	Information concerning the natural person whose life is to be insured, which We deem sufficient to approve an application for this policy or changes to this policy, or to Reinstate this policy.

Face Amount	An amount chosen by You that is used to determine the Death Benefit. The actual Death Benefit Amount Payable paid upon death may be more or less than the Face Amount. Face Amount is sometimes referred to as Principal Sum.

Flat Extra Charge	An extra amount that may be added to the Cost of Insurance Charge if this policy is in a special Premium Class. The Flat Extra Charge is a rate per thousand of Risk Insurance Amount per month. This charge, if any, will be shown on the Policy Specifications page.

Flat Extra Duration	The number of Policy Years for which the Flat Extra Charge applies. If no Flat Extra Charge Duration is shown on the Policy Specifications page, the Flat Extra Charge applies in all Policy Years until Attained Age 100.

In Force	In effect. An insurance policy that is In Force will provide all rights and benefits available thereunder. If this policy is not In Force there will be no rights or benefits.

Insured	The natural person whose life is covered under this policy.

Issue Age	The Insured’s age as of his/her last birthday on this policy’s Issue Date.

Issue Date	The effective date for the insurance coverage under this policy, provided the first Premium Payment has been made. Policy Months, Years, and Anniversaries are measured from the Issue Date.

Lapse	The termination of this policy due to nonpayment of sufficient Premium Payments or Loan Repayments. A policy that has Lapsed provides no further values or benefits.

Maturity Date	The Maturity Date of this policy is the Policy Anniversary when the Insured’s Attained Age is 121.

Monthly Due Date	The day of each month on which Monthly Deductions are determined and become due. It is on the same day of the month as the Issue Date.

Net Investment Factor	The ratio of the Subaccount value at the end of the current Valuation Day to its value at the end of the preceding Valuation Day.

NYSE	The New York Stock Exchange.

Policy Anniversary	The same day and month as the Issue Date for each succeeding year this policy remains In Force.

Policy Year	The period from one Policy Anniversary (or from the Issue Date) to the next Policy Anniversary.

Premium Class	An underwriting classification that is used to determine the Monthly Deduction, Surrender Charge, and Minimum Premium.

Premium Expense Charge	An amount deducted from each Premium Payment before the remainder of the Premium Payment is allocated to the Subaccounts and Fixed Account based on Your current allocation percentages for Premium Payments. This charge will not exceed 7% of the Premium Payment.

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Reallocation Date	The first Valuation Day on or after:

1. the Record Date; plus

2. the number of days in the Right to Examine Period, shown on the first page of this policy; plus

3. 10 days.

Record Date	The date We record Your policy on Our books as an In Force policy.

SEC	The United States Securities and Exchange Commission.

Surrender Charge	The amount We charge You to Surrender this policy as explained in the Surrender Charge section of this policy.

Table Rating Factor	A factor by which the Cost of Insurance Rate may be multiplied if this policy is in a special Premium Class. This factor, if any, will be shown on the Policy Specifications page.

Valuation Day	Each day on which the NYSE is open for business. We are open to administer this policy on each day that the NYSE is open. The Valuation Day is also referred to as Business Day. The Valuation Day ends when the NYSE closes, usually 4pm Eastern Time.

GENERAL PROVISIONS

Entire Policy Contract	The Entire Policy Contract is:

1. this policy;

2. any attached applications;

3. any attached amendments and supplements to applications;

4. any attached riders and endorsements;

5. any attached Reinstatement applications;

6. any attached applications for changes;

7. any revised Policy Specifications page issued by Us; and

8. any document We send You with instructions to attach it to Your policy.

Change of Contract	Any change in the terms of the Entire Policy Contract must be in writing and signed by one of Our officers. A change can be in the form of an endorsement, rider, or amendment or supplement to an application. A copy of the change will be attached to this policy or will be sent to You to attach to Your policy. No agent has the authority to change any terms or conditions of the Entire Policy Contract.

Incontestability	We rely on the statements made in any applications for this policy. We also rely on statements made in any amendments and supplements to applications. In the absence of fraud, statements made in any applications or in any amendments or supplements to applications are deemed representations and not warranties.

In addition to any other reasons permitted by law, We can contest the validity of this policy, any increases in the Face Amount, any Reinstatement of this policy, or any attached rider, if:

1. any material misrepresentation of fact is made in any applications or any amendments or supplements to applications; and

2. a copy of the applications or amendments or supplements to applications are attached to and made a part of this policy.

Except for Reinstatements and increases in Face Amount, We will not contest this policy after it has been In Force during the lifetime of the Insured for two years after the Issue Date. We will not contest any increase in Face Amount after it has been In Force during the lifetime of the Insured for two years after the effective date of the increase. If this policy lapses for nonpayment of sufficient premiums and is subsequently Reinstated, We will not contest this policy based upon any statements on the Reinstatement application after it has been In Force during the lifetime of the Insured for two years after the effective date of Reinstatement.

The limits on Our rights to contest this policy do not apply to any additional benefits for disability or accidental death. Any limits on Our rights to contest riders that provide term insurance on any person(s) other than the Insured are contained in those riders.

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Suicide	If, within two years after the Issue Date, the Insured dies by suicide, while sane or insane, We will limit the Death Benefit Amount Payable to:

1. the Premium Payments made; less

2. any Policy Loan Balance; less

3. any Partial Surrender amounts previously paid by Us.

A new two-year suicide period will apply to each Policy Change for which We require Evidence of Insurability starting on the effective date of each such Policy Change. During this two-year period, if the Insured dies by suicide while sane or insane, the Death Benefit Amount Payable will be limited to the amount that would have been payable if the Policy Change had not been made, plus any additional Cost of Insurance Charges and Monthly Underwriting and Sales Expense Charges that have been deducted from the Contract Value solely as a result of the Policy Change.

Misstatement of Age or Gender	If the Insured’s age or gender has been misstated, We will adjust the Death Benefit. The adjusted Death Benefit will be that which would have been purchased by the most recent Cost of Insurance Charge based on the Insured’s correct age or gender.

Proof of age or gender may be filed with Us at any time. Once the Insured’s age or gender is established to Our satisfaction, We will use this age or gender in any settlement.

Conformity to State Laws	This policy is subject to the laws of the state in which it is issued. Any terms which are in conflict with these laws are amended to conform.

Compliance with Federal Tax Code	All provisions, benefit amounts, and other details of this policy will automatically be adjusted at all times, in whatever ways are necessary, to maintain this policy’s compliance with the definitions of life insurance under Internal Revenue Code Section 7702. This section overrides all other provisions to the contrary anywhere within this policy , but only to the extent that this policy cannot legally be kept in compliance with Section 7702 through any other means such as a premium refund.

Nonparticipating	This policy is Nonparticipating. It does not share in Our surplus earnings. We will pay no dividends on this policy.

Claims of Creditors	To the extent allowed by law, no benefits of this policy will be subject to any claim of legal process by any creditor.

OWNERSHIP

Policy Owner	The Policy Owner of this policy is the Insured unless another natural person or entity has been named as Policy Owner in the application or a new Policy Owner is named in accordance with the Change of Policy Owner section.

Rights of Policy Owner	During the lifetime of the Insured, the Policy Owner may exercise all rights and privileges provided in this policy.

Policy Co-Owner	If more than one natural person or entity is either named as the Policy Owner in the application or later named in accordance with the Change of Policy Owner section, then such natural persons or entities shall serve as Policy Co-Owners and shall act jointly to exercise all the Rights of the Policy Owner. If a Policy Co- Owner dies during the Insured’s lifetime and no Successor Owner for the deceased Policy Co-Owner has been named, the remaining Policy Co-Owner(s) shall become the Policy Owner(s).

Successor Owner	During the Insured’s lifetime, the Policy Owner may name a Successor Owner to become the Policy Owner upon the Policy Owner’s death. If no Successor Owner is named or the Successor Owner and Policy Owner both die before the Insured and no other Change of Policy Owner has been made, then the Insured will become the Policy Owner, unless the Insured has not reached the age of majority as established by the laws in the state in which the Insured resides, in which case the Beneficiary, in order from primary to contingent, if any is living, will become the Policy Owner.

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Change of Policy Owner	The Policy Owner may name a new Policy Owner, add a Policy Owner to establish Policy Co-Owners, or name a Successor Owner by notifying Us in writing while the Insured is alive, subject to any existing Assignment of this policy. When We receive acceptable signed notice, the change will take effect on the date the notice was signed. The change is subject to any action We may have taken before receiving the notice.

Assignments	The Policy Owner may assign this policy. We are not bound by an Assignment unless the Assignment forms executed by the Policy Owner are recorded by Us. We are not responsible for the validity of an Assignment. The rights of the Policy Owner and the Beneficiary are subject to the rights of the party to whom this policy has been assigned.

BENEFICIARY

Beneficiary Designation	The Beneficiary is the natural person(s) or the entity(ies) named to receive the Death Benefit Amount Payable at the Insured’s death. The Beneficiary is as named in the application or as changed by Your signed request while the Insured is still living.

Change of Beneficiary	You may change the Beneficiary at any time before the Insured dies, subject to the rights of any Assignee or irrevocable beneficiary. You must sign any change request and it must be recorded by Us to be effective. The change request must be signed before the Insured’s death but may be recorded by Us after the Insured’s death. The change will take effect on the date it was signed, subject to any payment We make or any action taken by Us before We receive the request.

Delay Clause	This is an optional clause. If requested, this clause provides that, if the Beneficiary dies within a specified number of days following the Insured’s death (not including the date of death), the Death Benefit Amount Payable will be paid as if the Beneficiary died before the Insured. The specified number of days cannot exceed 180. You may request a Delay Clause in the application or in any acceptable signed request recorded by Us while the Insured is living. If a Delay Clause is requested and a number of days is not specified, the default is 15 days.

DEATH BENEFIT

Payment of Death Benefit	If the Insured dies while this policy is In Force, on receipt of satisfactory Proof of Death, We will pay the Death Benefit Amount Payable to the Beneficiary as described below, subject to any Assignment:

1. to any primary Beneficiary(ies);

2.  if no primary Beneficiary survives the Insured, We will pay the Death Benefit Amount Payable to any contingent Beneficiary(ies) who survive(s) the Insured (unless otherwise specified, the interest of any Beneficiary who dies before the Insured will pass to any Beneficiary(ies) in the same class (that is primary or contingent) who survives the Insured); and

3. if no Beneficiary survives the Insured, We will pay the Death Benefit Amount Payable to Your estate. Payment will be made as a lump sum deposit to a draft account unless otherwise requested.

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Proof of Death	Proof of Death is proof of the Insured’s death, which includes, but is not necessarily limited to, a properly completed claim form and a certified copy of the death certificate.

Death Benefit Amount Payable	The Death Benefit Amount Payable is:

1. the Death Benefit in effect as of the date of death; less

2. any Monthly Deductions due and unpaid at the date of death; less

3. any Policy Loan Balance; plus

4. the amounts to be paid under the terms of any attached riders.

DEATH BENEFIT OPTIONS

Death Benefit	Prior to the Insured’s Attained Age 100, this policy offers two Death Benefit Options. Option A is called the Variable Death Benefit Option. Option B is called the Level Death Benefit Option. Under either of these Death Benefit Options, the Face Amount, the Contract Value, and the Attained Age will determine whether the Death Benefit increases, decreases, or remains level. The option You have selected is shown on the Policy Specifications page. If no Death Benefit Option is selected at the time of application, the default shall be Option B – Level Death Benefit Option.

At the Insured’s Attained Ages 100 through 120, the Death Benefit will be equal to the Contract Value.

Option A	The Death Benefit is the greater of:
Variable Death Benefit	1. the Face Amount plus the Contract Value determined on the date of the Insured’s death; or

2. the Contract Value determined on the date of the Insured’s death times the Death Benefit Percentage shown in the following table.
Option B	The Death Benefit is the greater of:
Level Death Benefit	1. The Face Amount on the date of the Insured’s death; or
2. the Contract Value determined on the date of the Insured’s death times the Death Benefit Percentage shown in the following table.

Death Benefit Percentage
Attained Age	Percentage %	Attained Age	Percentage %	Attained Age	Percentage %
40 or less	250	54	157	68	117
41	243	55	150	69	116
42	236	56	146	70	115
43	229	57	142	71	113
44	222	58	138	72	111
45	215	59	134	73	109
46	209	60	130	74	107
47	203	61	128	75 thru 90	105
48	197	62	126	91	104
49	191	63	124	92	103
50	185	64	122	93	102
51	178	65	120	94	101
52	171	66	119	95 thru 120	100
53	164	67	118

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PREMIUMS AND REINSTATEMENTS

Premium Payments	Premium Payment refers to any Planned or Unplanned Premium Payment for this policy and any attached riders. After the first Premium Payment has been paid, subsequent Premium Payments can be paid at any time, except that Premium Payments are not allowed at or beyond the Insured’s Attained Age 100. The amount of the Planned Premium Payments is flexible. The actual amount and frequency of Planned and Unplanned Premium Payments will affect Policy Values and the duration of coverage. Your premiums are payable in U.S. currency.

Premium Payments must be paid in advance to Us at Our Home Office or to one of Our authorized agents. We will provide a receipt upon request.

Any payment made to Us once credited to this policy is non-refundable except as may be specifically stated in this policy.

We will refund any Premium Payment that would jeopardize this policy’s status as life insurance as defined under Section 7702 of the Internal Revenue Code, as amended.

Allocations	The initial allocation percentages for Premium Payments are indicated in the application for this policy. Subsequent Premium Payments will be allocated as indicated in the application or as changed by Your request. We must receive the request in writing or any other form acceptable to Us. Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages for Premium Payments must equal 100.

Prior to the Reallocation Date, all Premium Payments minus the Premium Expense Charge are allocated to the Fixed Account.

On the Reallocation Date, all or part of the funds in the Fixed Account will be reallocated to the Subaccounts at the Accumulation Unit Value next determined based on the allocation percentages for Premium Payments stated in the application for this policy.

After the Reallocation Date, Planned Premium Payments and Unplanned Premium Payments, minus the Premium Expense Charge, will be allocated as requested. Such net Premium Payments will be allocated to the Subaccounts at the Accumulation Unit Value next determined after receipt of each payment.

We reserve the right to limit the number of Subaccount allocations in effect at any one time.

Planned Premium Payments	The Planned Premium Payment is the Premium Payment that You have indicated You intend to pay, subject to a minimum of $25 per month. The initial amount and frequency of Your Planned Premium Payments are shown on the Policy Specifications page. You must send Us a signed request to change the amount or frequency of the Planned Premium Payment. We have the right to limit the amount of any increase in Planned Premium Payments. We will not limit Your right to pay the minimum amount required to keep this policy In Force to the end of the Policy Year.

There is no guarantee that the Planned Premium Payment will be sufficient to keep the Entire Policy Contract In Force to Maturity or for any specific length of time.

Unplanned Premium Payments	You may make Premium Payments in addition to the Planned Premium Payments subject to a minimum of $25 per payment. We have the right to limit the number and amount of any Unplanned Premium Payments.

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Grace Period	On any Monthly Due Date, this policy will enter a 61-day Grace Period unless, after deducting the Monthly Deduction then due:

1. the Cash Surrender Value is greater than zero; or

2. this policy passes the Grace Exemption Test.

At the end of the Grace Period this policy will Lapse without value unless We receive sufficient Premium Payments or Loan Repayments or both such that:

1. after deducting the Monthly Deduction due on the first day of the Grace Period: (a) the Cash Surrender Value would be greater than zero; or (b) this policy would pass the Grace Exemption Test; and

2.  after deducting the Monthly Deduction due on the first two Monthly Due Dates following the first day of the Grace Period, even if no further Premium Payments or Loan Repayments were made and assuming the Net Investment Factors for all Subaccounts were zero during this two month period: (a) the Cash Surrender Value would be greater than zero; or (b) this policy would pass the Grace Exemption Test.

We will mail a notice to Your last known address and the last known address of any Assignee at least 61 days before the end of the Grace Period, requesting the payments described above.

This policy will continue In Force during the Grace Period, although it will have no Cash Surrender Value. If the Insured dies during the Grace Period, the Death Benefit Amount Payable will reflect any overdue Monthly Deductions.

Grace Exemption Test	This policy passes the Grace Exemption Test if:

1. the Contract Value minus any outstanding Policy Loan Balance is greater than zero; and

2. this policy passes the Grace Premium Test.

Grace Premium Test	This policy passes the Grace Premium Test if the following is not less than zero:

1. the sum of all Premium Payments received by Us; less

2. Partial Surrenders paid by Us; less

3. any Policy Loan Balance; less

4. the sum of Minimum Premiums from the Issue Date through and including the Monthly Due Date on which the Grace Premium test is being conducted.

Minimum Premium	The initial Minimum Premium to place this policy In Force on the Issue Date is shown on the Policy Specifications page. The Minimum Premium may change if any Policy Changes are made or if any riders are added, changed, or removed.

Paying the Minimum Premium for this policy each month will not necessarily keep this policy In Force. It is likely that additional Premium Payments will be necessary to keep this policy In Force until maturity.

The Minimum Premium is zero during the period in which the Monthly Deduction is being waived under the terms of any rider attached to this policy.

Reinstatement	This policy may be Reinstated within three years of entering a Grace Period that ends with a subsequent Lapse in coverage. Reinstatement is not allowed if the policy has been Surrendered for its Cash Surrender Value or if a Policy Loan Balance was outstanding on the date of Lapse.

To Reinstate this policy, We must receive:

1.  Evidence of Insurability sufficient to demonstrate that there has been no material change in the health of the Insured since the Issue Date and that there has been no material change in the health of any natural persons covered under any riders attached to this policy since that rider’s Issue Date;

2.  sufficient Premium Payments such that after deducting all due and unpaid Monthly Deductions from the first day of the Grace Period to and including the effective date of Reinstatement: (a) the Cash Surrender Value would be greater than zero; or (b) this policy would pass the Grace Exemption Test; and

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3.  sufficient Premium Payments such that, on each of the next three Monthly Due Dates following the effective date of the Reinstatement, after deducting the Monthly Deductions due on those dates, even if no further Premium Payments or Loan Repayments were made and assuming the Net Investment Risk Factors for all Subaccounts were zero during this three month period: (a) the Cash Surrender Value would be greater than zero; or (b) this policy would pass the Grace Exemption Test.

The effective date of the Reinstatement will be the date the Reinstatement application is approved by Us, provided that all above requirements have been satisfied and provided the Insured is living on that date.

Continuation of Coverage	You may stop paying premiums at any time. This policy will continue In Force until one of the following occurs:

1. the Insured dies;

2. the Insured reaches Attained Age 121;

3. a Grace Period ends before We receive the sufficient Premium Payment or Loan Repayment or both as defined in the Grace Period section; or

4. We receive Your signed request to Surrender this policy.

POLICY VALUES

Contract Value	On any Valuation Day, the Contract Value is equal to the Fixed Account Value plus the Subaccount Policy Value plus any Loan Account Value.

Fixed Account	An account that is secured by Our general account, and is not a part of or dependent on the investment performance of the Variable Account.

Guaranteed Minimum Interest Rate	The Guaranteed Minimum Interest Rate used to calculate interest credited to the Fixed Account is 2.5% per year, compounded annually.

Current Interest Rates	We may use interest rates that are higher than the Guaranteed Minimum Interest Rate to calculate interest credited to the Fixed Account. These rates are subject to change at any time and may apply to all or a portion of the Fixed Account, but the rate applicable to any particular portion of the Fixed Account will not change more than once in any 12-month period.

Fixed Account Value	The Fixed Account Value on the Issue Date is equal to:

1. the initial Premium Payment made; less

2. the Premium Expense Charge for that Premium Payment; less

3. the Monthly Deduction for the first month.

Any subsequent Premium Payments that are received prior to the Reallocation Date, minus the Premium Expense Charge, will also be allocated to the Fixed Account.

On each Valuation Day after the Issue Date, the Fixed Account Value will be equal to:

1. the Fixed Account Value on the preceding Valuation Day plus interest from the preceding Valuation Day to the current Valuation Day; plus

2.  the portion of all Premium Payments received since the preceding Valuation Day (minus Premium Expense Charges) that are allocated to the Fixed Account, plus interest from the date We receive the Premium Payments to the current Valuation Date; plus

3.  the amount of any transfers from the Subaccounts or the Loan Account to the Fixed Account since the preceding Valuation Day, plus interest on such transferred amounts from the effective date of each transfer to the current Valuation Day; minus

4.  the amount of any transfers from the Fixed Account to the Subaccounts or the Loan Account and any associated transfer fees since the preceding Valuation Day, plus interest on each such transferred amount and transfer fees from the effective date of each transfer to the current Valuation Day; minus

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5.  the amount of any Partial Surrenders and Partial Surrender fees deducted from the Fixed Account since the preceding Valuation Day, plus interest on these Surrendered amounts from the effective date of each Partial Surrender to the current Valuation Day; minus

6. a value equal to zero except on the Valuation Day on or after each Monthly Due Date, when it is a pro-rata share of the Monthly Deduction for the month beginning on that Monthly Due Date.

Your policy’s Fixed Account Value is backed by Our general account, and is not a part of or dependent on the investment performance of the Variable Account.

Variable Account	The name of the Variable Account is shown on the Policy Specifications page. The assets of the Variable Account are segregated by investment options chosen by Us, thus establishing a series of Subaccounts within the Variable Account. The assets are valued at their net asset value on each Valuation Day.

Subaccounts	The Subaccounts are invested in distinct underlying fund portfolios. The Accumulation Unit Value of each Subaccount will fluctuate in accordance with the investment experience of the Subaccount’s underlying fund portfolios. The income, gains and losses from investments in the Subaccounts are credited to or charged against the assets held in the Subaccounts, without regard to any other income, gains or losses of any other Variable Account or arising out of any other business We may conduct.

Rights Reserved	When permitted by law, We reserve the right to:

1. create new Variable Accounts;

2. combine Variable Accounts;

3. remove, combine, or add Subaccounts and make the new Subaccounts available to You at Our Discretion;

4. close certain Subaccounts to allocations of new Premium Payments by current or new Policy Owners;

5. within the Subaccounts, substitute, add, or delete portfolios in which Subaccounts currently invest;

6. deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required;

7. make any changes required by the Investment Company Act of 1940 or any other law; and

8. operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

The portfolios, which sell their shares to the Subaccounts, may discontinue offering their shares to the Subaccounts.

If any of the above changes are made, We will send You an amended or revised prospectus and any notice required by law. If required, We will first seek the approval of the SEC and the appropriate state regulatory authorities before making a change in the investment options.

Redemption Fee	A portfolio may assess a redemption fee of up to 2% on subaccount assets that are redeemed out of the portfolio in connection with a withdrawal or transfer. Each portfolio determines the amount of the redemption fee and when the fee is imposed. The redemption fee will reduce your Contract Value.

Subaccount Policy Value	Your Subaccount Policy Value will be determined by multiplying the total number of Accumulation Units You have in each of the Subaccounts by the appropriate Accumulation Unit Value for that Subaccount.

The total number of Accumulation Units You have in any Subaccount at the end of any Valuation Day equals:

1. the number of Accumulation Units You had in the Subaccount as of the preceding Valuation Day; plus

2. Accumulation Units purchased with the portion of any Premium Payments (minus the Premium Expense Charge) received since the preceding Valuation Day and allocated to the Subaccount; plus

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3. Accumulation Units purchased with amounts transferred from another Subaccount(s), the Fixed Account, or the Loan Account to the Subaccount since the preceding Valuation Day; minus

4.  Accumulation Units redeemed from the Subaccount to cover any transfers to another Subaccount(s), the Fixed Account, or the Loan Account plus Accumulation Units redeemed to cover any associated transfer fees since the preceding Valuation Day; minus

5. Accumulation Units redeemed from the Subaccount to cover any Partial Surrenders and Partial Surrender fees assessed against that Subaccount since the preceding Valuation Day; minus

6. Accumulation Units redeemed from the Subaccount to pay for Monthly Deductions on the Valuation Day on or after the Monthly Due Date.

The number of Accumulation Units to be purchased or redeemed in a transaction is found by dividing:

1. the dollar amount of the transaction; by

2. the Subaccount’s Accumulation Unit Value for the Valuation Day for that transaction.

Accumulation Unit Value	On the Valuation Day that a Subaccount is first available, the Accumulation Unit Value is set at an initial value by Us. The Accumulation Unit Value at the end of any later Valuation Day is equal to A x B where:

“A” is equal to the Subaccount’s Accumulation Unit Value at the end of the immediately preceding Valuation Day.

“B” is equal to the Net Investment Factor at the end of the current Valuation Day. This Net Investment Factor equals (X / Y ) – Z where:

“X” equals:

1. the net asset value per fund portfolio share held in the Subaccount at the end of the current Valuation Day; plus

2. the per share amount of any dividend or capital gain distribution on the same fund portfolio shares held in the Subaccount during the current Valuation Day; less

3. the per share amount of any capital loss distribution on the same fund portfolio shares held in the Subaccount during the current Valuation Day; less

4. the per share amount of any taxes or any amount set aside during the Valuation Day as a reserve for taxes due to the investment results of the Subaccount;

“Y” equals the net asset value per fund portfolio share held in the Subaccount as of the end of the preceding Valuation Day; and

“Z” equals the daily equivalent of the annual Mortality and Expense Risk Charge for the Valuation Day times the number of days since the last Valuation Day.

The Net Investment Factor may be greater than, less than, or equal to one. Therefore, Your Subaccount Policy Value may increase, decrease or remain the same.

Mortality and Expense Risk Charge	A charge that compensates Us for providing the mortality and expense guarantees and assuming the risks under this policy. The charge is deducted from Your Subaccount Policy Value through the Accumulation Unit Values. The annual Mortality and Expense Risk Charge will not exceed 0.6% of the average daily Subaccount Policy Value.

Monthly Deduction	The Monthly Deduction will be calculated on the Issue Date and on each subsequent Monthly Due Date. The Monthly Deduction is:

1. the Cost of Insurance Charge for this policy; plus

2. the Risk Charges for any attached riders; plus

3. the Monthly Administration Charge; plus

4. the Monthly Underwriting and Sales Expense Charge, if any.

Page 11	44722 Gen (3/19)

Risk Insurance Amount	The Risk Insurance Amount for this policy on the Monthly Due Date is the Adjusted Death Benefit on that date minus the Adjusted Contract Value on that date. The Adjusted Death Benefit and the Adjusted Contract Value are what the Death Benefit and Contract Value would be on that date if the Cost of Insurance Charge for this policy was zero.

Cost of Insurance Charge	The Cost of Insurance Charge for this policy is: 1. The Monthly Cost of Insurance Rate per $1,000; times

2. the Table Rating Factor for this policy, if any, as shown on the Policy Specifications page; plus

3. the Flat Extra Charge for this policy, if any, as shown on the Policy Specifications page; with the result then multiplied by

4. the Risk Insurance Amount divided by 1,000.

The Monthly Cost of Insurance Rate per $1,000 will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rate per $1,000 shown in the table below, except that a different table of Guaranteed Maximum Monthly Cost of Insurance Rate per $1,000 may apply to increases in Face Amount that are issued with a Premium Class different from that shown on the Policy Specifications page.

Juvenile Reclassification	For policies issued in the Juvenile Premium Class, at age 21 We will switch to a Monthly Cost of Insurance Rate per $1,000 appropriate for a Non-Nicotine User, upon receiving satisfactory proof from You that the Insured has not used nicotine, in any form, within the past 12 months.

Guaranteed Maximum Monthly Cost of Insurance Rate Per $1,000 of Risk Insurance Amount

(Male Non-Nicotine)

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
0	N/A	31	0.04835	62	0.51060	93	20.38033
1	N/A	32	0.05168	63	0.56928	94	22.06638
2	N/A	33	0.05668	64	0.63303	95	23.86216
3	N/A	34	0.06586	65	0.70187	96	25.99959
4	N/A	35	0.07670	66	0.77496	97	28.35327
5	N/A	36	0.08838	67	0.85568	98	30.94902
6	N/A	37	0.10006	68	0.94574	99	33.75115
7	N/A	38	0.10923	69	1.05021	100	36.61924
8	N/A	39	0.11591	70	1.17422	101	39.44941
9	N/A	40	0.12175	71	1.32123	102	42.34621
10	N/A	41	0.12926	72	1.49473	103	45.25809
11	N/A	42	0.13760	73	1.69488	104	48.12900
12	N/A	43	0.14595	74	1.92185	105	50.89244
13	N/A	44	0.15096	75	2.17244	106	53.99864
14	N/A	45	0.15597	76	2.44854	107	58.09567
15	N/A	46	0.16181	77	2.75469	108	62.62918
16	N/A	47	0.16765	78	3.09981	109	67.67469
17	N/A	48	0.17517	79	3.49733	110	73.32811
18	N/A	49	0.18352	80	3.96100	111	79.71406
19	N/A	50	0.19437	81	4.49358	112	83.33333
20	N/A	51	0.21024	82	5.10686	113	83.33333
21	0.07086	52	0.23029	83	5.82291	114	83.33333
22	0.06919	53	0.25118	84	6.66210	115	83.33333
23	0.06836	54	0.27291	85	7.64417	116	83.33333
24	0.06836	55	0.29381	86	8.78935	117	83.33333
25	0.06586	56	0.31304	87	10.11221	118	83.33333
26	0.05668	57	0.33311	88	11.59966	119	83.33333
27	0.05168	58	0.35486	89	13.22687	120	83.33333
28	0.05001	59	0.38163	90	14.96281
29	0.04668	60	0.41511	91	16.75815
30	0.04501	61	0.45949	92	18.58107

2007-034-17CSOR1	Page 12	44722 M/nn Gen (3/19)

Monthly Administration Charge	The Monthly Administration Charge is guaranteed never to exceed $12 per month.

Monthly Underwriting and Sales Expense Charge	The Monthly Underwriting and Sales Expense Charge applies for 60 months beginning on the Issue Date and for 60 months beginning on the date of each increase in Face Amount.

The Monthly Underwriting and Sales Expense Charge on the Issue Date is:

1. the Monthly Underwriting and Sales Expense Rate per $1,000 for the Issue Age; times

2. the Face Amount on the Issue Date divided by 1,000.

For each increase in Face Amount, an additional Monthly Underwriting and Sales Expense Charge will be calculated in the same manner as described above using the amount of the increase and the Attained Age on the effective date of the increase.

The Monthly Underwriting and Sales Expense Rate per $1,000 will not exceed the Guaranteed Maximum Monthly Underwriting and Sales Expense Rate per $1,000 shown in the table below, except that a different table of Guaranteed Maximum Monthly Underwriting and Sales Expense Rate per $1,000 may apply to increases in Face Amount that are issued with a Premium Class different from that shown on the Policy Specifications page.

The Monthly Underwriting and Sales Expense Charge will not be reduced as a result of any decrease in the Face Amount.

Guaranteed Maximum Monthly Underwriting and Sales Expense Rate per $1,000

(Male Non-Nicotine)

Issue Age, or Attained Age at Increase	Rate	Issue Age, or Attained Age at Increase	Rate	Issue Age, or Attained Age at Increase	Rate	Issue Age, or Attained Age at Increase	Rate
0	N/A	21	0.1590	42	0.3680	63	1.2040
1	N/A	22	0.1610	43	0.3830	64	1.2510
2	N/A	23	0.1620	44	0.3980	65	1.2990
3	N/A	24	0.1630	45	0.4140	66	1.3510
4	N/A	25	0.1640	46	0.4410	67	1.4020
5	N/A	26	0.1730	47	0.4680	68	1.4540
6	N/A	27	0.1830	48	0.4950	69	1.5050
7	N/A	28	0.1930	49	0.5220	70	1.5570
8	N/A	29	0.2020	50	0.5490	71	1.6450
9	N/A	30	0.2120	51	0.5910	72	1.7330
10	N/A	31	0.2210	52	0.6320	73	1.8210
11	N/A	32	0.2310	53	0.6730	74	1.9090
12	N/A	33	0.2400	54	0.7140	75	1.9970
13	N/A	34	0.2490	55	0.7550	76	2.0390
14	N/A	35	0.2580	56	0.8160	77	2.0810
15	N/A	36	0.2740	57	0.8770	78	2.1230
16	N/A	37	0.2900	58	0.9380	79	2.1640
17	N/A	38	0.3060	59	0.9990	80	2.2060
18	N/A	39	0.3210	60	1.0600
19	N/A	40	0.3370	61	1.1080
20	0.1580	41	0.3520	62	1.1560

Page 13	44758 M/nn Gen (4/19)

Cash Surrender Value	The Cash Surrender Value of this policy on any date is:

1. the Contract Value; minus

2. the Surrender Charge, if any; minus

3. any Monthly Deduction due and unpaid; minus

4. any Policy Loan Balance.

Surrender Charge	A Surrender Charge applies during the first nine years after the Issue Date and the first nine years after each increase in Face Amount.

The Surrender Charge is the sum of:

1. the Surrender Charge for the Face Amount on the Issue Date as described below; plus

2. the Surrender Charge for each increase in Face Amount as described below. To calculate the Surrender Charge for the Face Amount on the Issue Date:

1. find the appropriate Surrender Charge Factor from the table below for the Insured’s Issue Age and the number of complete years that have elapsed since this policy was issued; then

2. multiply this factor by the Face Amount on the Issue Date and divide the result by 1,000.

To calculate the Surrender Charge for increases in Face Amount that are issued with the same Premium Class as that shown on the Policy Specifications page:

1. find the appropriate Surrender Charge Factor from the table below for the Insured’s Attained Age at the time of increase and the number of complete years that have elapsed since the increase; then

2. multiply this factor by the amount of the increase in Face Amount and divided the result by 1,000.

For increases in Face Amount that are issued with a Premium Class different from that shown on the Policy Specifications page, the same process is followed, but a different table of Surrender Charge Factors may apply.

Surrender Charge Factors

(Male Non-Nicotine)

Issue Age or Attained Age at Increase	Completed Years Since Issue or Since Increase in Face Amount
	0	1	2	3	4	5	6	7	8	9 or more
0	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
2	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
3	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
6	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
8	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
9	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
10	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
11	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
12	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
13	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
14	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
15	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
16	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
17	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
18	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
19	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
20	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.00
21	5.22	4.96	4.65	4.38	4.12	3.86	3.29	2.19	1.10	0.00
22	5.33	5.06	4.74	4.48	4.21	3.94	3.36	2.24	1.12	0.00

2007-034-17CSOR2	Page 14	44758 M/nn Gen (4/19)

23	5.47	5.20	4.87	4.59	4.32	4.05	3.45	2.30	1.15	0.00
24	5.63	5.35	5.01	4.73	4.45	4.17	3.55	2.36	1.18	0.00
25	5.83	5.54	5.19	4.90	4.61	4.31	3.67	2.45	1.22	0.00
26	6.11	5.80	5.44	5.13	4.83	4.52	3.85	2.57	1.28	0.00
27	6.48	6.16	5.77	5.44	5.12	4.80	4.08	2.72	1.36	0.00
28	6.92	6.57	6.16	5.81	5.47	5.12	4.36	2.91	1.45	0.00
29	7.35	6.98	6.54	6.17	5.81	5.44	4.63	3.09	1.54	0.00
30	7.78	7.39	6.92	6.54	6.15	5.76	4.90	3.27	1.63	0.00
31	8.22	7.81	7.32	6.90	6.49	6.08	5.18	3.45	1.73	0.00
32	8.67	8.24	7.72	7.28	6.85	6.42	5.46	3.64	1.82	0.00
33	9.13	8.67	8.13	7.67	7.21	6.76	5.75	3.83	1.92	0.00
34	9.59	9.11	8.54	8.06	7.58	7.10	6.04	4.03	2.01	0.00
35	10.06	9.56	8.95	8.45	7.95	7.44	6.34	4.23	2.11	0.00
36	10.63	10.10	9.46	8.93	8.40	7.87	6.70	4.46	2.23	0.00
37	11.28	10.72	10.04	9.48	8.91	8.35	7.11	4.74	2.37	0.00
38	11.94	11.34	10.63	10.03	9.43	8.84	7.52	5.01	2.51	0.00
39	12.60	11.97	11.21	10.58	9.95	9.32	7.94	5.29	2.65	0.00
40	13.25	12.59	11.79	11.13	10.47	9.81	8.35	5.57	2.78	0.00
41	13.85	13.16	12.33	11.63	10.94	10.25	8.73	5.82	2.91	0.00
42	14.43	13.71	12.84	12.12	11.4	10.68	9.09	6.06	3.03	0.00
43	15.09	14.34	13.43	12.68	11.92	11.17	9.51	6.34	3.17	0.00
44	15.74	14.95	14.01	13.22	12.43	11.65	9.92	6.61	3.31	0.00
45	16.26	15.45	14.47	13.66	12.85	12.03	10.24	6.83	3.41	0.00
46	16.76	15.92	14.92	14.08	13.24	12.4	10.56	7.04	3.52	0.00
47	17.48	16.61	15.56	14.68	13.81	12.94	11.01	7.34	3.67	0.00
48	18.37	17.45	16.35	15.43	14.51	13.59	11.57	7.72	3.86	0.00
49	19.41	18.44	17.27	16.30	15.33	14.36	12.23	8.15	4.08	0.00
50	20.60	19.57	18.33	17.30	16.27	15.24	12.98	8.65	4.33	0.00
51	21.81	20.72	19.41	18.32	17.23	16.14	13.74	9.16	4.58	0.00
52	22.91	21.76	20.39	19.24	18.10	16.95	14.43	9.62	4.81	0.00
53	24.04	22.84	21.40	20.19	18.99	17.79	15.15	10.10	5.05	0.00
54	25.27	24.01	22.49	21.23	19.96	18.70	15.92	10.61	5.31	0.00
55	26.35	25.03	23.45	22.13	20.82	19.50	16.60	11.07	5.53	0.00
56	27.03	25.68	24.06	22.71	21.35	20.00	17.03	11.35	5.68	0.00
57	27.80	26.41	24.74	23.35	21.96	20.57	17.51	11.68	5.84	0.00
58	28.67	27.24	25.52	24.08	22.65	21.22	18.06	12.04	6.02	0.00
59	29.64	28.16	26.38	24.90	23.42	21.93	18.67	12.45	6.22	0.00
60	30.73	29.19	27.35	25.81	24.28	22.74	19.36	12.91	6.45	0.00
61	32.05	30.45	28.52	26.92	25.32	23.72	20.19	13.46	6.73	0.00
62	33.51	31.83	29.82	28.15	26.47	24.80	21.11	14.07	7.04	0.00
63	35.10	33.35	31.24	29.48	27.73	25.97	22.11	14.74	7.37	0.00
64	36.83	34.99	32.78	30.94	29.10	27.25	23.20	15.47	7.73	0.00
65	38.72	36.78	34.46	32.52	30.59	28.65	24.39	16.26	8.13	0.00
66	40.74	38.70	36.26	34.22	32.18	30.15	25.67	17.11	8.56	0.00
67	42.97	40.82	38.24	36.09	33.95	31.80	27.07	18.05	9.02	0.00
68	44.40	42.18	39.52	37.30	35.08	32.86	27.97	18.65	9.32	0.00
69	43.90	41.71	39.07	36.88	34.68	32.49	27.66	18.44	9.22	0.00
70	43.30	41.14	38.54	36.37	34.21	32.04	27.28	18.19	9.09	0.00
71	42.50	40.38	37.83	35.70	33.58	31.45	26.78	17.85	8.93	0.00
72	41.60	39.52	37.02	34.94	32.86	30.78	26.21	17.47	8.74	0.00
73	40.70	38.67	36.22	34.19	32.15	30.12	25.64	17.09	8.55	0.00
74	39.90	37.91	35.51	33.52	31.52	29.53	25.14	16.76	8.38	0.00
75	39.00	37.05	34.71	32.76	30.81	28.86	24.57	16.38	8.19	0.00
76	38.60	36.67	34.35	32.42	30.49	28.56	24.32	16.21	8.11	0.00
77	38.05	36.15	33.86	31.96	30.06	28.16	23.97	15.98	7.99	0.00
78	37.50	35.63	33.38	31.50	29.63	27.75	23.63	15.75	7.88	0.00
79	36.65	34.82	32.62	30.79	28.95	27.12	23.09	15.39	7.70	0.00
80	35.85	34.06	31.91	30.11	28.32	26.53	22.59	15.06	7.53	0.00

CASH SURRENDER VALUE OPTIONS

Surrender	You may Surrender this policy for the Cash Surrender Value at the end of the Valuation Day after We receive Your signed request together with this policy. On the next Monthly Due Date following the Surrender, this policy will terminate.

We will determine the Cash Surrender Value using the Contract Value next determined as of the end of the Valuation Day of which Your request to Surrender this policy is received by Us. If this policy has a Level Death Benefit (Option B) at the time of the Surrender, the Face Amount will be reduced by the amount of the Surrender.

2007-034-17CSOR3	Page 15	44782 M/nn Gen (4/19)

Partial Surrender	After the first Policy Year, You may withdraw a part of the Cash Surrender Value subject to the following:

1. You must send Us a signed request for the amount of the Partial Surrender;

2. You may make only one Partial Surrender per calendar quarter;

3. the amount requested must be at least $500;

4. the amount requested cannot exceed 75% of the Cash Surrender Value;

5. We will deduct a processing fee of the lesser of 2% of the amount requested or $25 from the Subaccounts and the Fixed Account on a pro-rata basis, or on a different basis if You so request;

6. the Subaccounts and the Fixed Account will be reduced by the amount of the Partial Surrender on a pro-rata basis, or on a different basis if You so request.

The Partial Surrender will be processed using the Accumulation Unit Values next determined after Your request for Partial Surrender is received by Us.

If this policy has a Level Death Benefit (Option B) at the time of the Partial Surrender, the Face Amount will be reduced by the amount of the Partial Surrender. However, any Partial Surrender that would reduce the Face Amount below the minimum amount shown on the Policy Specifications page will not be allowed.

Maturity	If this policy is In Force on the Maturity Date, We will send You the Cash Surrender Value, this policy will terminate, and all coverage under this policy will end.

POLICY LOAN

Policy Loan	While this policy is In Force, You may take out a loan against the Cash Surrender Value for all or a part of the Loan Value Available. This policy is used as sole security for the outstanding Policy Loan Balance. The loan amount requested must be at least $250. The unpaid Policy Loan Balance, if any, will reduce the Death Benefit Amount Payable and the Cash Surrender Value of this policy.

Policy Loan Balance	The Policy Loan Balance is:

1. the sum of Policy Loans taken; plus

2. accrued loan interest; minus

3. the sum of Loan Repayments.

Loan Account	When a new Policy Loan is taken out, an amount equal to the loan will be transferred from the Subaccounts and the Fixed Account to the Loan Account. If allocation instructions are not specified in Your loan request, the amount transferred to the Loan Account will be withdrawn from the Subaccounts and the Fixed Account on a pro-rata basis. The Loan Account is not part of or dependent on the investment performance of the Variable Account.

Amounts transferred to the Loan Account do not participate in the investment experience of the Fixed Account or Subaccounts from which they were withdrawn. Amounts in the Loan Account will earn interest at the guaranteed minimum rate of 2.5% per year, compounded annually. This is equal to 0.206% per month, compounded monthly. Interest rates for the Loan Account may differ from those applied to the Fixed Account.

Page 16	44782 Gen (4/19)

Loan Value Available	The Loan Value Available is:

1. the Cash Surrender Value; less

2. loan interest to the next Policy Anniversary; less

3. three Monthly Deductions, or the number of Monthly Deductions due prior to the next Policy Anniversary, if fewer.

Loan Interest Rate	The maximum Loan Interest Rate is 6.5% per year, compounded annually. We may change the Loan Interest Rate, but it will never exceed the maximum rate.

Interest Due	Interest is charged daily on the Policy Loan. Interest is due and payable at the end of each Policy Year or, if earlier, on the date of any Policy Loan increase or Loan Repayment. Any interest not paid when due will be transferred from the Fixed Account and Subaccounts to the Loan Account on a pro-rata basis. Unpaid interest becomes part of the Policy Loan and accrues interest.

Loan Repayment	You may repay all or part of the Policy Loan Balance at any time. Any Loan Repayment must be at least $25 or the Policy Loan Balance, if less. Loan Repayments must be clearly marked as “loan repayment” or they will be applied as Premium Payments. Each Loan Repayment will result in a transfer of an amount equal to the Loan Repayment from the Loan Account to the Fixed Account and Subaccounts. Your current allocation selection for Premium Payments will be used to allocate the Loan Repayments.

The Premium Expense Charge is not applied to the Loan Repayment. Therefore, it is generally to Your advantage to repay the Policy Loan Balance before making further Premium Payments.

Unpaid Policy Loan Balance	We will deduct any unpaid Policy Loan Balance from the Cash Surrender Value and the Death Benefit Amount Payable. Failure to repay a Policy Loan or the loan interest shall not void this policy unless the total debt equals or exceeds the Contract Value minus the Surrender Charge and not until one month after notice is mailed by Us to Your last known address and the last know address of any Assignee.

PROCESSING TIME PERIODS

Time Period for Payments	Any Surrender or Policy Loan will usually be paid within seven days of receiving Your written request at Our Home Office. However, We have the right to delay the date of any Surrender, Partial Surrender, Policy Loan, Maturity payment, or payment of the Death Benefit Amount Payable from the Subaccounts if any of the following occur:

1. the NYSE is closed, other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC;

2. an order by the SEC permits a postponement for the protection of Policy Owners; or

3.  the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of the value of the Variable Account’s net assets not reasonably practicable.

For any Surrender, Partial Surrender, or Policy Loan from the Fixed Account, We may defer payment for up to 6 months, or the period allowed by law, if less.

Page 17	43249

POLICY CHANGES

Policy Changes	After the first Policy Year, You may apply in writing to increase or decrease the Face Amount or change the Death Benefit Option. Policy Changes can be made only while the Insured is living. We will not permit any change that would result in this policy being disqualified as a life insurance contract under Internal Revenue Code Section 7702. However, Policy Changes may have other tax consequences. You should consult a tax advisor before making Policy Changes.

Each specific Policy Change has additional requirements which are provided below. The following applies to all Policy Changes:

1. You may make no more than one Policy Change per Policy Year;

2. You must send Us a signed request for a Policy Change;

3. the change will take effect on the Monthly Due Date following Our approval of the request.

4. We may require Evidence of Insurability; and

5. the Minimum Premium will be recalculated.

Change of Death Benefit Option	To change from Option A (Variable Death Benefit) to Option B (Level Death Benefit):

1. We do not require Evidence of Insurability; and

2. the Face Amount will be changed to equal the Face Amount prior to the change plus the Contract Value determined on the effective date of the change.

To change from Option B (Level Death Benefit) to Option A (Variable Death Benefit):

1. We require Evidence of Insurability; and

2.  the Face Amount will be changed to equal the Face Amount prior to the change minus the Contract Value determined on the effective date of the change. However, any Death Benefit Option change that would reduce the Face Amount below the minimum Face Amount shown on the Policy Specifications page will not be allowed.

Changes in Face Amount	For increases in Face Amount:

1. the Insured’s Attained Age must be no greater than 80;

2. We require Evidence of Insurability;

3. the minimum increase is $10,000;

4. a Surrender Charge will apply to the amount of the increase for 9 years after the date of the increase; and

5. a Monthly Underwriting and Sales Expense Charge will apply to the amount of the increase for 60 months beginning on the date of the increase.

For decreases in Face Amount:

1. We will not require Evidence of Insurability;

2. You cannot decrease the Face Amount below the minimum Face Amount shown on the Policy Specifications page; and

3. We will process approved decreases in Face Amount in the following order:

a. to the most recent increase; then

b. to prior increases, where more recent increases will be reduced before any previous increases; and then

c. to the Face Amount at the time of issue.

Page 18	43249

TRANSFER PRIVILEGE

We have policies and procedures intended to detect and deter market timing and other disruptive trading.

Transfer Fees	Twelve transfers per Policy Year may be made from Subaccounts and the Fixed Account free of charge. Any unused free transfers do not carry over to the next Policy Year. Any additional transfers during a Policy Year will be charged a $25 transfer fee. For the purpose of assessing a fee, each written request or telephone request is considered to be one transfer. The processing fee will be deducted from the Subaccounts and the Fixed Account on a pro-rata basis, or on a different basis if You so request.

Transfer from Subaccounts	After the Right to Examine Period, You may transfer all or a part of an amount in any Subaccount to one or more Subaccounts or to the Fixed Account. The minimum amount that You may transfer is the lesser of:

1. $250; or

2. the total value in that Subaccount on that date.

Any transfer that would reduce the amount You have in a Subaccount below $250 will be treated as a transfer request for the entire amount You have in that Subaccount.

Transfers from Subaccounts will be processed based on Accumulation Unit Values next determined at the end of the Valuation Day on which We receive the transfer request.

We may suspend or modify this transfer privilege at any time.

Transfers from the Fixed Account	At Your request, You may also transfer an amount from the Fixed Account to one or more Subaccounts. We must receive the request in writing or any other form acceptable to Us. Only one transfer may be made from the Fixed Account each Policy Year. We have the right to delay a transfer from the Fixed Account for up to six months or the period allowed by law if less.

We will not transfer more than 25% of the Fixed Account value unless the balance after the transfer is less than $250, in which case the entire amount will be transferred.

We may suspend or modify this transfer privilege at any time.

ANNUAL REPORT

Annual Report	At least annually, We will provide an Annual Report to You at Your last known address. The Annual Report will show:

1. the Death Benefit at the end of the report period;

2. the Contract Value and the Cash Surrender Value;

3. the current Face Amount;

4. Premium Payments made and Monthly Deductions taken since the last Annual Report;

5. the amount of any Policy Loan taken since the last Annual Report;

6. the outstanding Policy Loan Balance at the end of the report period, if any;

7. any other information required by the state where this Policy was issued.

You may request the most recent Annual Report at any time other than the scheduled interval. We may charge a fee not to exceed $25 for this requested Annual Report.

Page 19	43250

SETTLEMENT PRIVILEGES

Settlement	The proceeds of this policy will be paid as a lump sum deposit to a draft account unless otherwise requested.

In lieu of a single lump sum payment, You or the Beneficiary, as appropriate, may select Settlement under a Settlement Option. Any Settlement Option requires the proceeds to be at least $2,500 and any periodic payments to be at least $25. The first installment will be due or interest will begin on the date of death, Maturity, or Surrender.

When You select a Settlement, the Beneficiary may not assign or receive payments before they are due unless expressly authorized by You.

Payee	The Beneficiary is the Payee under the Settlement Option. A Payee may name a contingent Payee to receive any final amount that would otherwise be paid to the estate of the Payee.

Settlement Options	The Settlement Options for this policy are shown below. The amounts and interest rates shown below are based on the guaranteed minimum settlement option interest rate and guaranteed minimum mortality rates. We may choose to use rates that are higher than the guaranteed minimum rates. Information regarding current rates is available from Our Home Office.

Interest Accumulation Settlement Option – Proceeds will earn interest at a rate not less than 2.5% per year compounded annually.

Unless the Payee has not reached the age of majority as established by the law in the state in which the Payee resides, the Payee may withdraw these funds at any time. We will not retain these funds under this option longer than five years. If the Payee has not reached the age of majority as established by the law in the state in which the Payee resides, We may retain these funds until the Payee attains the age of majority.

If the Payee dies before We have paid all funds available under this Settlement Option, We will pay any remaining amount to the Payee’s properly designated contingent Payee or, if no contingent Payee survives the payee or none is elected, to the estate of the Payee.

Interest Income Settlement Option – Each $1,000 of proceeds will yield an income of not less than $25 annually, $12.42 semi-annually, $6.19 quarterly, or $2.05 monthly.

Unless You direct otherwise or the Payee has not reached the age of majority as established by the law in the state in which the Payee resides, the Payee may withdraw the proceeds at any time. After the first year, We may defer such withdrawal for up to six months.

If the Payee dies before We have paid all funds available under this Settlement Option, We will pay any remaining amount to the Payee’s properly designated contingent Payee or, if no contingent Payee survives the Payee or none is elected, to the estate of the Payee.

Page 20	43250

Income for a Specified Period Settlement Option (Income Period Certain) - We will pay installments for a specified period. The amount of each installment per $1,000 of proceeds will not be less than those shown in the table below.

Number of Installments	Amount of Each Monthly Installment	Number of Installments	Amount of Each Monthly Installment
12	$84.27	96	$11.46
24	42.66	108	10.31
36	28.78	120	9.39
48	21.85	180	6.64
60	17.69	240	5.27
72	14.92	300	4.46
84	12.94

If the Payee dies prior to the end of the specified period, We will pay any remaining installments to the Payee's properly designated contingent Payee or, if no contingent Payee survives the Payee or none is elected, to the estate of the Payee.

Income of a Specified Amount Settlement Option (Income Amount Certain) – We will pay installments of a specified amount until the proceeds, together with not less than 2.5% interest compounded annually, are paid in full. If the Payee dies before We have paid all funds available under this Settlement Option, We will pay any remaining installments to the Payee's properly designated contingent Payee or, if no contingent Payee survives the Payee or none is elected, to the estate of the Payee.

Income for Life With a Guaranteed Minimum Number of Installments Settlement Option (Income Life) – We will pay installments for the lifetime of the Payee but for not less than a guaranteed number of installments. The amount of each installment will depend upon the adjusted age and gender of the Payee at the time the first payment is due. The adjusted age is determined by calculating the age at the nearest birthday of the Payee on the date of the first payment and subtracting a number that depends on the year in which the first payment begins:

First Payment Due	Adjusted Age is Age Minus
Prior to 2011	1
2011 to 2020	2
2021 to 2030	3
2031 to 2040	4
After 2040	5

Page 21	43251

AMOUNT OF EACH MONTHLY INSTALLMENT (Per $1,000 of Proceeds)

Male Adjusted Age of Payee	Number of Installments Guaranteed			Female Adjusted Age of Payee	Number of Installments Guaranteed
	60	120	240		60	120	240
50	3.80	3.78	3.69	50	3.55	3.54	3.49
51	3.87	3.85	3.74	51	3.61	3.60	3.54
52	3.94	3.92	3.80	52	3.67	3.66	3.60
53	4.02	3.99	3.86	53	3.74	3.73	3.65
54	4.10	4.07	3.92	54	3.81	3.79	3.71
55	4.19	4.15	3.98	55	3.88	3.86	3.77
56	4.28	4.24	4.05	56	3.96	3.94	3.83
57	4.37	4.33	4.11	57	4.04	4.02	3.90
58	4.47	4.42	4.18	58	4.13	4.10	3.97
59	4.58	4.52	4.24	59	4.22	4.19	4.03
60	4.70	4.63	4.31	60	4.32	4.28	4.10
61	4.82	4.74	4.38	61	4.42	4.38	4.18
62	4.95	4.85	4.45	62	4.53	4.48	4.25
63	5.09	4.98	4.51	63	4.65	4.59	4.32
64	5.23	5.11	4.58	64	4.77	4.71	4.40
65	5.39	5.24	4.65	65	4.90	4.83	4.47
66	5.55	5.38	4.71	66	5.04	4.96	4.54
67	5.73	5.53	4.77	67	5.20	5.09	4.62
68	5.91	5.68	4.83	68	5.36	5.23	4.69
69	6.11	5.83	4.88	69	5.53	5.38	4.76
70	6.32	6.00	4.93	70	5.71	5.54	4.82
71	6.54	6.16	4.98	71	5.91	5.71	4.88
72	6.77	6.33	5.03	72	6.13	5.88	4.94
73	7.01	6.51	5.06	73	6.35	6.06	4.99
74	7.27	6.68	5.10	74	6.60	6.25	5.04
75	7.54	6.86	5.13	75	6.86	6.45	5.08
76	7.83	7.04	5.16	76	7.14	6.64	5.12
77	8.13	7.22	5.18	77	7.43	6.85	5.15
78	8.44	7.40	5.20	78	7.75	7.05	5.18
79	8.77	7.57	5.22	79	8.09	7.26	5.20
80 and over	9.11	7.74	5.24	80 and over	8.44	7.46	5.22

We have the right to require evidence that the Payee is living on the date of any payment due after the guaranteed number of installments. If the Payee dies before We have paid the guaranteed minimum number of installments, We will pay any remaining guaranteed installments to the Payee’s properly designated contingent Payee or, if no contingent Payee survives the Payee or none is elected, to the estate of the Payee. If the Payee dies after We have paid the guaranteed minimum number of installments, no further payments will be made by Us.

Page 22	43251

Farmers New World Life Insurance Company

Policy Specifications

Prepared on: 03/07/2007

Insured:	JOHN A DOE	Face Amount:		$ 250,000
Policy Number:	001234567V	Death Benefit Option:		A-Variable
Issue Date:	FEBRUARY 1, 2007	Issue Age: 35	Gender:	MALE
Maturity Date:	FEBRUARY 1, 2103*
Policy Co-Owner:
Policy Co-Owner:
Policy Co-Owner:

Variable Account: Farmers New World Life Variable Life Separate Account “A”

SCHEDULE OF BENEFITS

	Amount	Maximum Period of Coverage
This Policy	$250,000	to Attained Age 100**
Premium Class: Special Non-Nicotine
Table Rating Factor:
Flat Extra Charge: $
Flat Extra Duration:
Accidental Death Benefit Rider	$150,000	to Attained Age 70
Table Rating Factor:
Automatic Increase Benefit Rider	$7,500/YR	to Attained Age 55

Children’s Term Rider	$10,000/Child	to earlier of Insured’s Attained Age 65 or youngest Insured Child’s 22nd birthday

Accelerated Benefit Rider for Terminal Illness added at no additional premium.

Planned Premium Frequency	Monthly
Planned Premium Payments	Annual: $xxx.xx	Monthly: $xxx.xx
Minimum Premium	Monthly: $xxx.xx

Minimum Face Amount	$xx,xxx

*	Coverage may expire prior to the Maturity Date even if Planned Premium Payments are made in a timely manner.
**	See policy contract for description of benefits beyond age 100.

2007-034	NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE, MATURITY AT AGE 121.
43443